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                                                                  EXHIBIT (a)(9)

FOR IMMEDIATE RELEASE
January 27, 2000

                READ-RITE CORPORATION ANNOUNCES A FILING OF A
              REGISTRATION STATEMENT FOR AN EXCHANGE OFFER OF 10%
               CONVERTIBLE SUBORDINATED NOTES DUE SEPTEMBER 2004

MILPITAS, CA - January 27, 2000 -- Read-Rite Corporation (Nasdaq: RDRT) today announced that it has filed a registration statement with the Securities and Exchange Commission for a proposed exchange offer of 10% Convertible Subordinated Notes due September 1, 2004 for its 6 1/2% Convertible
Subordinated Notes due September 1, 2004. The company is also offering up to $50 million of additional exchange notes for cash. Under the terms of our current bank facility and our outstanding 6 1/2% Convertible Subordinated
Notes, the banks have the right under the indenture for the 6 1/2% Convertible Subordinated Notes to block the regularly scheduled interest payment due on March 1, 2000. The exchange offer, in part, is intended to reduce the likelihood that the banks will exercise this right by reducing the amount of the cash required to make the March 1, 2000 interest payment.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be exchanged or sold, nor may offers to exchange or may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to exchange, sell, or the solicitation of an offer to exchange or buy, nor shall there be any exchange or sale in any state in which such offer, exchange, solicitation, or sale would be unlawful prior to registration or qualification under the securities act of any such state.

Read-Rite Corporation is one of the world's leading independent manufacturers of magnetic recording heads, head gimbal assemblies (HGAs) and head stack assemblies (HSAs) for disk drives and tape drives. The company is headquartered in Milpitas, California and has operations in Japan, Thailand, the Philippines and Singapore. The company's home page on the world wide web can be reached at http://www.readrite.com.

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